Exhibit 99.1
    Media: Peter Lucht - 781.655.2288
Investors: Kristin Silberberg - 203.900.6854

Citizens Financial Group Announces Risk Organization Succession Plan

PROVIDENCE, RI – Citizens Financial Group, Inc. [NYSE: CFG] today announced that Richard Stein will assume the role of Chief Risk Officer upon the retirement of Malcolm Griggs in the first quarter of 2024. Upon assuming the CRO role, Mr. Stein will report to Bruce Van Saun, Chairman and CEO, and serve on the bank’s Executive Committee.

Stein will join Citizens from Fifth Third Bancorp, where he most recently served as Executive Vice President and Chief Credit Officer with responsibility for enterprise-wide credit risk management. In that role he oversaw Consumer Credit, Special Assets, Middle Market Credit, Commercial Credit, Capital Markets Credit, and Commercial Real Estate Credit while managing all regulatory and governance stakeholder relationships. He also held increasingly responsible risk management roles at Comerica and Bank of America over the course of his more than 25-year career.

A 34-year banking industry veteran, Griggs has been with Citizens since 2014, helping guide the bank through a period of dramatic transformation and growth since becoming an independent public company. He was appointed Chief Risk Officer in 2016, having previously served as Chief Credit Officer. He joined Citizens from Citigroup and, over the course of more than 30 years, he has also served in senior risk management leadership roles at Morgan Stanley, Bank of America, Wachovia Corp., and Fifth Third Bancorp.

“Richard is a highly experienced risk management executive whose deep experience, drive, and sharp strategic insights will enable him to provide strong and effective leadership for our risk organization as we continue our efforts to become a top performing bank,” said Bruce Van Saun. “We have designed a thoughtful transition process that will further strengthen our risk management capabilities while ensuring strong continuity.”

Added Van Saun: “Malcolm caps a long and highly successful career in banking and risk management having made immeasurable contributions to Citizens since joining us just after our IPO. He has been a tremendous partner and valued advisor whose work to embed risk management in our culture has helped to directly enable the success of our growth strategy. We wish him all the best in his life’s next chapter.”
About Citizens Financial Group, Inc.
Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $226.7 billion in assets as of December 31, 2022. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a full-service customer contact center and the convenience of approximately 3,400 ATMs and approximately 1,100 branches in 14 states and the District of Columbia. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers a broad complement of financial products and solutions, including lending and leasing, deposit and treasury management services, foreign exchange, interest rate and commodity risk management solutions, as well as loan syndication, corporate finance, merger and acquisition, and debt and equity capital markets capabilities. More information is available at www.citizensbank.com or visit us on Twitter, LinkedIn or Facebook.